EXHIBIT 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Upwork Inc. (“we,” “us,” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.
The following summary of the terms of our common stock is based upon our restated certificate of incorporation, our amended and restated bylaws, and applicable provisions of the Delaware General Corporation Law (the “DGCL”). The summary is not complete and is qualified by reference to our restated certificate of incorporation and our amended and restated bylaws, which are filed with the Securities and Exchange
Commission and are incorporated by reference herein. We encourage you to read our restated certificate of incorporation, our amended and restated
bylaws, and the applicable provisions of the DGCL for additional information.
Capitalization
Our authorized capital stock consists of 500,000,000 shares of capital stock, including 490,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Voting Rights
Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election. Our restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.
Anti-Takeover Provisions
The provisions of Delaware law, our restated certificate of incorporation, and our amended and restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions
Our restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:
•Board of Directors Vacancies. Our amended and restated bylaws and our restated certificate of incorporation authorize only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors.
These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.
•Classified Board of Directors. Our restated certificate of incorporation provides that our board of directors is classified into three classes of directors, with directors in each class serving for a term of three years. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.
•Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only with the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of our outstanding common stock.
•Supermajority Requirements for Amendments of Our Restated Certificate of Incorporation and Amended and Restated Bylaws. Our
restated certificate of incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of our outstanding common stock will be required to amend certain provisions of our restated certificate of incorporation. The affirmative vote of holders of at least two-thirds of the voting power of our outstanding common stock is required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a majority vote of our board of directors.
•Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the
Chairperson of our board of directors, our Chief Executive Officer, our President, or our Lead Independent Director, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
•Proxy Access. Our amended and restated bylaws provide that, in certain circumstances, a stockholder or group of up to 20 stockholders may include director candidates that they have nominated in our annual meeting proxy materials. Such stockholder or group of stockholders need to own 3% or more of our outstanding common stock continuously for at least three years. The number of stockholder-
nominated candidates appearing in any of our annual meeting proxy materials cannot exceed the greater of two individuals or 20% of our board of directors. The nominating stockholder or group of stockholders is also required to deliver certain information, and each nominee is required to meet certain qualifications, as described in more detail in the amended and restated bylaws.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and amended and restated
bylaws do not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
•Choice of Forum. Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed to us by or our stockholders, or other wrongdoing by, any of our directors, officers, stockholders, employees, or agents; (iii) any action asserting a claim against us arising pursuant to any provision the DGCL, our restated certificate of incorporation, or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of our restated certificate of incorporation or our amended and restated bylaws; (v) any action asserting a claim against us that is governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. Our amended and restated bylaws also provide (the “Federal Forum Provision”) that the federal district courts of the United States would be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme
Court which found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.
Exchange Listing
Our common stock is listed on The Nasdaq Global Select Market under the symbol “UPWK.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.